Exhibit 99


                                       UNOCAL CORPORATION
                                       2141 Rosecrans Avenue, Suite 4000
                                       El Segundo, California  90245


                                       [LOGO OMITTED]

                                       NEWS RELEASE

                                       Contact: Barry Lane (Media)
                                                310-726-7731
                                                Robert Wright (Investors)
                                                310-726-7665

           Unocal board approves Preferred Share Purchase Rights Plan
           ----------------------------------------------------------

     El Segundo, Calif., Jan. 5, 2000 - Unocal Corporation's (NYSE: UCL) board of directors today approved a Preferred Share Purchase Rights plan that will take effect on Jan. 29, 2000, when the current plan expires. Summary terms of the rights are detailed below. A description of the Rights Agreement will be filed on Form 8-K with the Securities and Exchange Commission.

     Roger C. Beach, Unocal chairman and chief executive officer, said the adoption of the rights plan is not in response to any effort to acquire control of the company, and Unocal is not aware of any takeover effort.

     "This new rights plan, like the similar plan that is expiring, is intended to ensure that all Unocal stockholders realize the long-term value of their investment in the company," Beach said. "The rights do not prevent a takeover, but should encourage anyone seeking to acquire Unocal to negotiate with the board of directors prior to attempting a takeover."

      Unocal is a leading global oil and gas exploration and production company with significant pipeline and power plant projects worldwide. For further information about Unocal Corporation and its activities, visit the company's web site at WWW.UNOCAL.COM.
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                      PREFERRED SHARE PURCHASE RIGHTS

Unocal's board of directors today declared a dividend distribution of one Preferred Share Purchase Right on each outstanding share of Unocal common stock, replacing similar rights that will expire on Jan. 29, 2000.

The rights will be exercisable only if a person or group acquires 15 percent or more of Unocal's outstanding common stock, or announces a tender offer, which, if successful, would result in ownership by a person or group of 15 percent or more of Unocal's common stock. Each right will entitle stockholders (other than the 15 percent or more acquiror) to buy one one-hundredth of a share of Unocal's Series B Junior Participating Preferred Stock at an exercise price of $180.

If a person or group acquires 15 percent or more of Unocal's outstanding common stock, each right will entitle its holder (other than such person or members of such group) to purchase a number of Unocal's common shares having a market value of twice the exercise price of the right.

If Unocal were to be acquired in a merger or other business combination transaction after a person has acquired 15 percent or more of the company's outstanding common stock, each right will entitle its holder (other than the acquiring person) to purchase a number of the acquiring company's common shares having a market value of twice the exercise price of the right.

Unocal's board is authorized to reduce the 15-percent thresholds referred to above to not less than 10 percent.

Prior to a person or group acquiring ownership of 15 percent or more of the company's common stock, the rights will be redeemable for $0.001 per right at the option of Unocal's board.

The distribution of the rights dividend will be made on Jan. 29, 2000, payable to stockholders of record on that date. The rights will expire 10 years after the date of issuance.
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